Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274



                  CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                         MONTHLY REPORT - JULY 2002
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (543,440.391 units) at June 30, 2002           $1,090,230,107
Additions of 15,825.757 units on July 31, 2002                     34,218,001
Redemptions of (4,216.244) units on July 31, 2002                  (9,116,249)
Offering Costs                                                       (564,608)
Net Income (Loss) - July 2002                                      85,345,482
                                                               --------------

Net Asset Value (555,049.904 units) at July 31, 2002           $1,200,112,733
                                                               ==============

Net Asset Value per Unit at July 31, 2002                      $     2,162.17
                                                               ==============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                   $   90,676,108
    Change in unrealized                                           29,435,835

  Gains (losses) on forward and swap contracts:
    Realized                                                          372,350
    Change in unrealized                                          (20,507,963)
  Interest income                                                   1,680,997
                                                               --------------

                                                                  101,657,327
                                                               --------------

Expenses:
  Brokerage fee                                                     7,236,341
  Performance fee                                                   8,950,463
  Operating expenses                                                  125,041
                                                               --------------

                                                                   16,311,845
                                                               --------------

Net Income (Loss) - July 2002                                  $   85,345,482
                                                               ==============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on July 31, 2002                      $     2,162.17

Net Asset Value per Unit on June 30, 2002                      $     2,006.16

Unit Value Monthly Gain (Loss) %                                        7.78%

Fund 2002 calendar YTD Gain (Loss) %                                    9.38%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit




Dear Investor,

Fireworks in July

July usually brings fireworks of a different kind as America celebrates Independence Day, but in July 2002 it was the U.S. equity markets that provided the display. Following a wrenching sell-off to four-year lows, the Dow turned and ignited the largest four-day rally since 1933 (13%), and the largest one-day percentage gain (5.41%) since the crash of 1987. Despite this sharp recovery, U.S. equity indices remain in double-digit negative territory for the year, as reports of fraudulent accounting and irresponsible corporate governance continue to disillusion investors.

Campbell & Company's strong positive performance continued in July, posting similar numbers as June. This caps 3 consecutive positive months and was mainly attributed to profits in short stock index and long interest rate futures positions. These gains were reduced by small negative performance in metals, currencies and cross rates, as the dollar strengthened against other major currencies, again rising above parity with the Euro.

With widespread concern over the near-term prospects for the U.S. economy, it is comforting to see the powerful defensive qualities of a diverse trend-following strategy. This kind of strategy can generate strong positive performance while other traditional and non-traditional strategies are performing negatively. While all strategies will have their day in the sun, the defensive benefits of diversification are substantial.

Sincerely,


Bruce Cleland
President & CEO